Exhibit 99.2

LLEX:NYSE American

LILIS ENERGY ANNOUNCES THE CLOSING OF NEW $50 MILLION FIRST LIEN CREDIT FACILITY WITH RIVERSTONE CREDIT PARTNERS, L.P.

SAN ANTONIO, TEXAS – January 31, 2018 – Lilis Energy, Inc. (NYSE American: LLEX; the “Company”) announced today that it has signed a new $50 million first lien term loan with Riverstone Credit Partners, L.P. ("RCP") (the "new credit facility"). It is anticipated that the new credit facility will be funded in full at closing tomorrow. The new credit facility will have additional availability of up to an additional $30 million which will be uncommitted at closing. The new credit facility will mature in three years, will be issued at an original issue discount of 1%, will carry a floating interest rate of LIBOR plus 6.75% (subject to a 1% LIBOR floor) and will be subject to call protection.

The Company plans to use approximately $30 million of the proceeds received at closing to repay and retire its existing first lien credit facility, which is scheduled to mature in October 2018. Remaining proceeds and additional availability under the new credit facility may be used for developmental drilling activities, future accretive acquisitions and general corporate purposes.

"We are very pleased to have the opportunity to partner with Riverstone in this new credit facility and to retire our existing first lien debt,” said Joseph Daches, Chief Financial Officer of the Company. “By completing this transaction, we will reduce our cost of capital while adding additional liquidity to the balance sheet. We remain focused on de-risking and delineating our acreage and are thrilled to be partnering with Riverstone to do so.”

"Lilis has a great management team and an attractive asset base in the Delaware Basin, and we are pleased at the opportunity to provide this strategic capital," said Christopher Abbate, Managing Director at RCP. “We are excited to partner with Lilis and look forward to working with them to continue creating value for all stakeholders."

Johnson Rice & Co. served as financial advisor to the Company and Bracewell LLP acted as legal counsel in the negotiation and execution of the new credit facility. Legal counsel for RCP was the Houston office of Simpson Thacher & Bartlett LLP.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. The Company’s total net acreage in the Permian Basin is over 16,200 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and to pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to the Company’s ability to finance the its continued exploration, drilling operations and working capital needs; the Company’s anticipated future cash flows and ability to access other sources of liquidity; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31